Exhibit 10.16.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

BARCLAYS BANK PLC, as the Administrative Agent

(the “Administrative Agent”)

and

AMERICAN HOME MORTGAGE ACCEPTANCE, INC., as seller

(“AHMA” and a “Seller”)

and

AMERICAN HOME MORTGAGE CORP., as seller

(“AHMC” and a “Seller”)

and

AMERICAN HOME MORTGAGE INVESTMENT CORP., as seller

(“AHMIC” and a “Seller”)

and

AMERICAN HOME MORTGAGE SERVICING, INC., as seller

(“AHMS”, a “Seller” and, together with AHMA, AHMC and AHMIC, the “Sellers”)

Dated as of November 14, 2006

-i-

	o.	Underwriting Guidelines	40
	p.	Location of Books and Records	40
	q.	Chief Executive Office/Jurisdiction of Organization	40
	r.	Ability to Perform	40
	s.	No Default	40
	t.	Adverse Selection	40
	u.	Agreements	40
	v.	ERISA	40
	w.	Plan Assets	41
	x.	Tangible Net Worth	41
	y.	Margin Regulations	41
	z.	No Reliance	41
	aa.	No Prohibited Persons	41

17.	COVENANTS OF SELLERS		42
	a.	Disposition of Assets; Liens	42
	b.	No Adverse Selection	42
	c.	Preservation of Existence; Compliance with Law	42
	d.	Maintenance of Papers, Records and Files	43
	e.	Financial Statements: Accountants’ Reports: Other Information	43
	f.	Notice of Material Events	44
	h.	Taxes	45
	i.	Nature of Business	45
	j.	Predatory Lending	46
	k.	Insurance	46
	l.	Change of Fiscal Year	46
	m.	Servicer Approval	46
	n.	Underwriting Guidelines	46
	o.	Financial Condition Covenants	46
	p.	Distributions	47
	q.	Transactions with Affiliates	47
	r.	Further Assurances	47
	s.	Information	48
	t.	ERISA Events	48
	u.	ERISA Matters	48

18.	EVENTS OF DEFAULT		49

19.	REMEDIES		52

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE		54

21.	NOTICES AND OTHER COMMUNICATIONS		55

22.	INDEMNITY; COSTS AND EXPENSES		57

23.	RESERVED		59

-ii-

24.	ENTIRE AGREEMENT; SINGLE AGREEMENT; SEVERABILITY	59

25.	ASSIGNMENT	60

26.	AMENDMENTS, ETC.	62

27.	BINDING EFFECT; GOVERNING LAW	62

28.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	62

29.	SEVERABILITY	63

30.	INTENT	63

31.	CONFIDENTIALITY	64

32.	DUE DILIGENCE	65

33.	TAX TREATMENT	66

34.	RESERVED	66

35.	SET OFF	66

36.	RELIANCE	67

37.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS	67

38.	NETTING	67

39.	ACKNOWLEDGMENT OF ANTI-PREDATORY LENDING POLICIES	68

40.	MISCELLANEOUS	68

41.	SUCCESSOR ADMINISTRATIVE AGENT	68

42.	NO PROCEEDINGS	69

43.	JOINT AND SEVERAL	69

-iii-

SCHEDULES, ANNEXES AND EXHIBITS

SCHEDULE 1	REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

SCHEDULE 2	RESERVED

SCHEDULE 3	DATA FIELDS

EXHIBIT A	FORM OF OPINION

EXHIBIT B	ACCOUNT AGREEMENT

EXHIBIT C	UNDERWRITING AND ORIGINATION GUIDELINES

EXHIBIT D	SELLERS’ OFFICER CERTIFICATE

EXHIBIT E	FORM OF SERVICER NOTICE

EXHIBIT F	FORM OF SECTION 10 CERTIFICATE

EXHIBIT G	CALCULATION SCHEDULE

-iv-

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of November 14, 2006, between Barclays Bank PLC, as the administrative agent and as a buyer (the “Administrative Agent” and a “Buyer”), a public limited company registered in England and Wales under company number 1026167, the Buyers from time to time a party hereto, American Home Mortgage Acceptance, Inc., as seller (“AHMA” and a “Seller”), a Maryland corporation, American Home Mortgage Corp., as seller (“AHMC” and a “Seller”), a New York corporation, American Home Mortgage Investment Corp., as seller (“AHMIC” and a “Seller”), a Maryland corporation and American Home Mortgage Servicing, Inc., as seller (“AHMS”, a “Seller” and, together with AHMA, AHMC and AHMIC, the “Sellers”), a Maryland corporation.

1.	APPLICABILITY

The Administrative Agent, for the benefit of the Buyers, as more particularly set forth in the Administration Agreement, may, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which the Sellers transfer to the Administrative Agent Eligible Assets against the transfer of funds by the Administrative Agent, with a simultaneous agreement by the Administrative Agent to transfer to the Sellers such Purchased Assets at a date certain against the transfer of funds by the Sellers. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Repurchase Agreement. This Repurchase Agreement does not constitute or imply any offer or commitment of the Administrative Agent, any Buyer or any of their Affiliates to enter into any Transaction with the Sellers but rather sets forth the procedures to be used in connection with periodic requests for the Administrative Agent to enter into Transactions for the benefit of the Buyers with the Sellers. In addition to the other conditions set forth herein, each Transaction will be subject to the Administrative Agent’s and each Buyer’s internal credit approvals and is also subject to the Administrative Agent’s continued satisfaction with its ongoing due diligence of the Sellers, its business, financial condition, prospects and assets and liabilities. The Sellers hereby acknowledge that none of the Administrative Agent, Buyers nor any of their Affiliates is under any obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

2.	DEFINITIONS AND INTERPRETATION

a.	Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall have the meaning set forth in Section 37 hereof.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Agreement” means a letter agreement between the Sellers, the Administrative Agent as agent for Buyers, and a depository institution acceptable to the Administrative Agent in its sole discretion substantially in the form of Exhibit B attached hereto as the same may be amended from time to time.

“Accrual Period” means for each Payment Date, the period from and including the preceding Payment Date (provided that, with respect to the first Accrual Period following the related Purchase Date, the period shall be from and including the related Purchase Date), up to but excluding such Payment Date.

“Additional Purchased Assets” has the meaning assigned thereto in Section 6(b) hereof.

“Administrative Agent” means Barclays Bank PLC, or any successor.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Mortgage Loan” means a Mortgage Loan other than a Repurchased Mortgage Loan which has been subject to a Transaction hereunder for a period in excess of one hundred and twenty (120) days but not in excess of one hundred and eighty (180) days.

“Aged Non-performing Mortgage Loan” means a Non-performing Mortgage Loan which has been subject to a Transaction hereunder for a period in excess of one hundred and eighty (180) days but not in excess of three hundred and sixty (360) days.

“Agency” means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Aggregate Collateral Value” means an amount equal to the sum of the products of the book values (as determined in accordance with GAAP) of the consolidated assets of AHMIC and its Subsidiaries, such assets being categorized in the classes set forth on the Calculation Schedule that is part of Exhibit G hereto, times the percentage multiplier for each such class set forth on such Calculation Schedule.

Alt-A Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria approved by Buyer for Alt-A Mortgage Loans, which has a minimum FICO score that is consistent with Sellers’ Underwriting and Origination Guidelines.

“Appraised Value” means, with respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and Freddie Mac.

“Approved Bailee” shall have the meaning set forth in the Custody Agreement.

“Asset Schedule” means the list of Mortgage Loans delivered by the Sellers to the Administrative Agent and Custodian together with the Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Asset Schedule shall set forth as to each Mortgage Loan the related Mortgagor name, the address of the related Mortgaged Property and the outstanding principal balance of the Mortgage Loan as of the initial Purchase Date, with any other information specified by the Administrative Agent from time to time in good faith, a form of such schedule is attached as an exhibit to the Custody Agreement.

“Asset Value” has the meaning assigned thereto in the Side Letter.

“Authorized Representative” means, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Sellers.

“AVM” shall mean an estimate of the current value of a tract or parcel determined by using an automated valuation model, dated no earlier than one hundred and eighty (180) days before the determination date.

“Bailee Letter” has the meaning assigned to such term in the Custody Agreement.

“Balloon Mortgage Loan” means a Mortgage Loan that has a balloon payment feature.

“Bank” means Deutsche Bank National Trust Company, in its capacity as bank with respect to the Account Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” means, for any period, a fluctuating interest rate per annum that is the higher of (i) the Federal Funds Rate plus one-half of one percent ( 1/2%) per annum and (ii) the rate of interest announced by the Administrative Agent in New York, New York, from time to time as its prime rate. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Federal Funds Rate or such prime rate, as the case may be.

“BPO” means a broker’s price opinion delivered by a certified independent broker obtained by a Seller and acceptable to the Administrative Agent.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer” means each of Barclays Bank PLC and Sheffield Receivables Corporation, and their respective successors in interest and assigns and, with respect to Sections 10, 11, 22 and 35, their respective participants.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means:

(a) any transaction or event as a result of which AHMIC ceases to own, directly or indirectly, 100% of the stock of any of the other Sellers;

(b) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction or the transfer or sale of assets among the Sellers); or

(c) any transaction or event the result of which any Person or entity or any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons and/or entities, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or more transactions, of securities of the Sellers (or other securities convertible into such securities) representing more than 33  1/3% of the combined voting power of all securities of such entity entitled to vote in the election of directors (other than the Person or entities owning such securities on the date of this Repurchase Agreement or any other Affiliate of Sellers).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means the account established by the Bank subject to an Account Agreement, as contemplated by Section 9(d) hereof.

“Collection Period” means the calendar month immediately preceding the Payment Date.

“Combined Loan-to-Value Ratio or CLTV” means, (a) with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date and (b) with respect to any first lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Computer Medium” means a computer tape or other electronic medium generated by or on behalf of a Seller and delivered or transmitted to the Administrative Agent and Custodian which provides information relating to the Purchased Assets, including the identity of the related servicer with respect to each Mortgage Loan and the information set forth in the Asset Schedule, in a format reasonably acceptable to the Administrative Agent.

“Confidential Information” has the meaning set forth in Section 31 hereof.

“Confirmation” has the meaning set forth in Section 3(b) hereof.

“Contractual Obligation” means as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issue by such Person.

“Co-op Loan” means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and collateral assignment of the related Proprietary Lease.

“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificates.

“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Costs” has the meaning set forth in Section 22(a) hereof.

“Credit Limit” means, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

“Credit Line Agreement” means, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“Custodian” means Deutsche Bank National Trust Company, or its successors and permitted assigns.

“Custody Agreement” means the Custody Agreement, as it may be amended, supplemented or otherwise modified from time to time, dated as of the date hereof among the Sellers, the Administrative Agent, and the Custodian.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in the Side Letter

“Defaulting Party” has the meaning set forth in Section 38(b) hereof.

“Delinquent Mortgage Loan” means any Mortgage Loan which is a Delinquent 30 Day Mortgage Loan or a Delinquent 60 Day Mortgage Loan.

“Delinquent 30 Day Mortgage Loan” means any Mortgage Loan other than a Repurchased Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 30 days but less than 60 days from the original Due Date for such Monthly Payment.

“Delinquent 60 Day Mortgage Loan” means any Mortgage Loan other than a Repurchased Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 60 days but less than 90 days from the original Due Date for such Monthly Payment.

“Dollars” and “$”means lawful money of the United States of America.

“Draw” means, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“Dry Mortgage Loan” means a Mortgage Loan for which the Mortgage Loan File has been delivered to the Custodian.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” has the meaning set forth in the Side Letter.

“Due Diligence Costs” has the meaning set forth in Section 32 hereof.

“Due Diligence Review” means the performance by Administrative Agent, any Buyer or their designees of any or all of the reviews permitted under Section 32 hereof with respect to any or all of the Mortgage Loans, as desired by the Administrative Agent or any Buyer from time to time.

“Effective Date” means the date upon which the conditions precedent set forth in Section 15 has been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among the Administrative Agent, the Sellers, MERS and MERSCORP, Inc., to the extent applicable, as it may be amended, supplemented or otherwise modified from time to time.

“Eligible Asset” means a Purchased Asset which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning assigned thereto in Section 18 hereof.

“Event of ERISA Termination” means, with respect to the Sellers, (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of the Sellers or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by the Sellers or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Sellers or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Sellers or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Sellers or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Sellers or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Section 412(c)(11) of the Code with respect to any Plan.

“Excluded Taxes” has the meaning assigned thereto in Section 10(e) hereof.

“Expenses” means all present and future costs and expenses of any kind, including indemnification costs and expenses, and other amounts contemplated by Section 22 hereof.

“Extended Margin Call Deadline” has the meaning set forth in the Side Letter.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

“FDIA” has the meaning set forth in Section 30(c) hereof.

“FDICIA” has the meaning set forth in Section 30(d) hereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators.

“Financial Statements” means the consolidated financial statements of AHMIC and its Subsidiaries prepared in accordance with GAAP, applied on a consistent basis, which shall consist of balance sheets and the related statements of income, retained earnings and cash flows (i) audited as of the end of the fiscal year and for such fiscal year, and (ii) unaudited as of the end of each of the first three fiscal quarters in each fiscal year and for the portion of the fiscal year through the end of such fiscal quarter (subject to audited year-end adjustments), in each case including the related notes thereto. Financial Statements as of the end of the fiscal year will be audited by Deloitte & Touche LLP or such other nationally recognized independent certified public accountants appropriate to the nature and size of the Sellers’ business, and will be accompanied by an opinion of such auditors.

“First Payment Default” means, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Full Documentation Loan” means a Mortgage Loan originated and owned by a Seller that has been closed, funded and qualifies without exception as an Eligible Asset and satisfies all of the requirements under the Underwriting and Origination Guidelines for a “full documentation” Mortgage Loan.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” means the Government National Mortgage Association and any successor thereto.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Ground Lease” means the original executed instrument evidencing a leasehold estate with respect to a Mortgaged Property.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs have correlative meanings.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by the Sellers that relates to or applies to the Purchased Assets, as any such item may be amended, supplemented or otherwise modified from time to time.

“HELOC” means a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with the Sellers’ Underwriting and Origination Guidelines.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale or liquidation proceeds and other collections and distributions thereon, but not including any commitment fees, origination fees, or servicing fees (with respect to third party servicers that are not an Affiliate of the Sellers) accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.

“Indebtedness” means, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Indemnified Party” has the meaning set forth in Section 22(a) hereof.

“Insolvency Event” means, for any Person:

(a) that such Person shall discontinue or abandon operation of its business; or

(b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding has been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person shall become insolvent; or

(f) if such Person is a corporation, such Person shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo Mortgage Loan” shall mean a first lien Mortgage Loan which would satisfy the requirement for a Conforming Mortgage Loan or an Alt-A Mortgage Loan except for a principal balance greater than the maximum balance permitted by the Agencies but not more than $2,000,000.

“Late Payment Fee” means the excess of the Price Differential paid as a result of its calculation at the Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR” means, for each day, a rate per annum determined by the Administrative Agent in accordance with the following formula (rounded upwards to the nearest 1/100th of one percent) which rate as determined by the Administrative Agent shall be conclusive absent manifest error by Administrative Agent:

LIBOR Base Rate

1.00 – LIBOR Reserve Percentage

“LIBOR Base Rate” means, for each day, an interest rate per annum equal to the rate of interest per annum at which one-month deposits in Dollars are offered by the Administrative Agent’s principal office in London, England, to prime banks in the London Interbank Market at 11:00 a.m. (London time) on such date (or, in the event such day is a day on which banks are required or authorized to close in London, England, the prior day) as set forth on Telerate Page 3750. In the event that on such date one-month deposits in Dollars are not then being offered by the Administrative Agent’s principal office in London, England, to prime banks in the London Interbank Market, LIBOR shall mean, for such date, an interest rate per annum equal to the rate of interest per annum at which one-month deposits in Dollars are offered for such date and in an amount substantially equal to the amount of the LIBOR Base Rate as set forth on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on such date (or, in the event such day is a day on which banks are required or authorized to close in London, England, the prior day). If at least two rates appear on the Reuters Screen LIBO Page, the rate for such date will be the arithmetic mean of such rates.

“LIBOR Reserve Percentage” means, for each day, the reserve percentage applicable for such day (or if more than one such percentage shall be so applicable the arithmetic mean of such percentages under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (the “Board”) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Administrative Agent with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board, as in effect from time to time).

“Lien” means any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidity” means, as of any date of determination, the aggregate of all cash, Cash Equivalents, and Unused Borrowing Capacity, less the amount of Restricted Cash held by the Sellers on a consolidated basis.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the sum of original outstanding principal amount of the Mortgage Loan and the original outstanding principal amount of any subordinate lien mortgage loan on the related Mortgaged Property to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Manufactured Home” means a unit of manufactured housing, including all accessories thereto, securing the indebtedness of the borrower under the related Mortgage Loan.

“Margin Call” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(b) hereof.

“Market Value” has the meaning set forth in the Side Letter.

“Material Adverse Effect” means the occurrence of any event which could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, financial condition, or business aspects of a Seller, taken as a whole, or the ability of any Seller to pay or perform the Obligations or on the validity, value or marketability of the Repurchase Assets.

“Maximum Aggregate Purchase Price” has the meaning set forth in the Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled (or with respect to Option ARM Mortgage Loans, the optional) monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first or second lien on real property or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien is on the Co-op Shares of the subject Co-op Project and in the tenant’s rights in the Proprietary Lease relating to such Co-op Shares.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means any first or second lien, one- to four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan File” has the meaning assigned thereto in the Custody Agreement.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” means, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Defaulting Party” has the meaning set forth in Section 38(b) hereof.

“Non-Excluded Taxes” has the meaning set forth in Section 10(a) hereof.

“Non-Exempt Buyer” has the meaning set forth in Section 10(e) hereof.

“Non-Owner Occupied Mortgage Loan” means a Mortgage Loan whereby the Mortgagor does not occupy the related Mortgaged Property as its primary residence.

“Non-performing Mortgage Loan” means, as of any date of determination, any Repurchased Mortgage Loan as to which (a) any Monthly Payment is 90 or more days past due, (b) foreclosure proceedings have been commenced, (c) the related Mortgagor is subject to a bankruptcy proceeding and, in all cases, is not a Reperforming Mortgage Loan, or (d) any modification of the related Mortgage or Mortgage Note relating to the financial or payment characteristics thereof, including without limitation the maturity date, principal balance or delinquency status has occurred.

“Notice Date” has the meaning assigned thereto in Section 3(a) hereof.

“Obligations” means (a) any amounts due and payable by the Sellers to the Administrative Agent as administrative agent for the Buyers in connection with the Transactions hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees, (b) all Expenses and (c) all other obligations or amounts due and payable by the Sellers to the Administrative Agent as administrative agent for the Buyers under the Program Documents.

“OFAC” has the meaning set forth in Section 16(aa) hereof.

“Option ARM Mortgage Loan” means an adjustable rate first lien mortgage with flexible payment options (a) which allows the Mortgagor to vary the monthly payment amount from time to time and (b) is underwritten in accordance with the Underwriting and Origination Guidelines.

“Other Taxes” has the meaning set forth in Section 10(b) hereof.

“Par Percentage” has the meaning set forth in the Side Letter.

“Payment Date” means the fifth (5th) Business Day of each month.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Mortgage Loan” means a Repurchased Mortgage Loan for which, as of any date of determination, the current Monthly Payment is 29 days or less delinquent and no modification of the related Mortgage or Mortgage Note relating to the financial or payment characteristics thereof, including without limitation the maturity date, principal balance or delinquency status has occurred.

“Periodic Advance Repurchase Payment” has the meaning specified in Section 9(a) hereof.

“Person” means any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Plan” means, with respect to the Sellers, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by the Sellers or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post Default Termination Event” has the meaning set forth in Section 19(a)(i) hereof.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of a Default or an Event of Default, by daily application of the Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Administrative Agent with respect to such Transaction).

“Pricing Rate” has the meaning set forth in the Side Letter.

“Pricing Spread” has the meaning set forth in the Side Letter.

“Program Documents” means this Repurchase Agreement, the Custody Agreement, any Servicing Agreement, the Account Agreement, the Electronic Tracking Agreement (if executed), the Side Letter, and any other agreement entered into by the Sellers on the one hand, and the Administrative Agent or one of its Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Prohibited Person” shall have the meaning set forth in Section 16(aa) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op unit.

“Purchase Date” means the date on which Purchased Assets are to be transferred by Sellers to the Administrative Agent.

“Purchase Price” has the meaning assigned thereto in the Side Letter.

“Purchase Price Percentage” has the meaning assigned thereto in the Side Letter.

“Purchased Assets” means, with respect to a Transaction, the Mortgage Loans set forth on the related Asset Schedule, together with the related Records, Servicing Rights, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(b) hereof.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting and Origination Guidelines, as applicable.

“Rating Agency” means any of S&P, Moody’s or Fitch.

“Records” means all instruments, agreements and other books, records, reports and data generated by other media for the storage of information maintained by the Sellers or any of their Affiliates or agents, or their servicer or custodian with respect to a

Purchased Asset. Records shall include any Mortgages, the Mortgage Loan Files, and any other instruments necessary to document or service a Mortgage Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Mortgage Loan that is a Purchased Asset.

“Regulations T, U and X” means Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REO Property” means a Mortgaged Property acquired through foreclosure or by deed in lieu of foreclosure.

“Reperforming Mortgage Loan” means a Repurchased Mortgage Loan as to which (i) any scheduled payment of principal and interest is 30 or more days past due, and (ii) the related Mortgagor has made four contractual Monthly Payments in the last four calendar months and (iii) the related Mortgage or Mortgage Note has not been modified.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Assets” has the meaning assigned thereto in Section 12 hereof.

“Repurchase Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Repurchase Date” has the meaning assigned thereto in Section 4(b) and shall also include the date determined by application of Section 19.

“Repurchase Margin Call” has the meaning set forth in the Side Letter.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Administrative Agent to the Sellers upon termination of the related Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Repurchased Mortgage Loan” means a Mortgage Loan (a) which is repurchased by a Seller from a third party as a result of (i) a breach of representations and warranties under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation, or (ii) an early payment default repurchase obligation or (iii) missing or incomplete documentation (other than the Mortgage Note), provided that such Mortgage Loan shall not be considered a Repurchased Mortgage Loan if such document deficiency is cured, (b) where the claimed breach or early payment default is expressly identified to Administrative Agent in writing, (c) which is subject to a Transaction hereunder for no more than 180 days (except for Nonperforming Mortgage Loans, which may be subject to a Transaction hereunder for no more than 360 days) and (d) which has not been foreclosed upon or converted to REO Property. In addition to the foregoing, in no event will a Repurchased Mortgage Loan be subject to a Transaction hereunder as a “Repurchased Mortgage Loan” if there is a breach of representation and warranty in respect of such Repurchased Mortgage Loan other than the breach identified in writing to the Administrative Agent pursuant to subclause (b) of this definition. For the avoidance of doubt, a Repurchased Mortgage Loan shall not also be a Wet Funded Mortgage Loan.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Seller, the chief executive officer, the chief financial officer, the executive vice president and treasurer, and the executive vice president and general counsel of such Seller.

“Restricted Cash” means all cash and Cash Equivalents that are subject to a Lien in favor of any Person that are required to be maintained by the Sellers pursuant to a Contractual Obligation or as a result of the operation of law.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” has the meaning set forth in Section 37(a) hereof.

“Second Lien Mortgage Loan” means a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Section 4402” has the meaning set forth in Section 38 hereof.

“Section 10 Certificate” has the meaning set forth in Section 10(e) hereof.

“Seller” means each of American Home Mortgage Acceptance, Inc., American Home Mortgage Corp., American Home Mortgage Investment Corp., American Home Mortgage Servicing, Inc. and their respective successors in interest thereto.

“Servicer” means American Home Mortgage Servicing, Inc. or any other servicer approved by the Administrative Agent in its sole discretion.

“Servicer Collection Account” means an account established by the Servicer, in accordance with this Repurchase Agreement, into which all Income shall be deposited following an Event of Default hereunder.

“Servicer Notice” means the notice acknowledged by the Servicer substantially in the form of Exhibit E hereto.

“Servicing Agreement” means any agreement giving rise or relating to servicing a Purchased Asset with a Servicer other than a Seller, including any assignment or other agreement relating to such agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Servicing Rights” means contractual, possessory or other rights of the Sellers arising hereunder or any other Person arising under a Servicing Agreement, or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Side Letter” means the pricing side letter, dated as of the date hereof, among Sellers, the Administrative Agent and the Buyers, as the same may be amended, supplemented or modified from time to time.

“Single-Employer Plan” means a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“SIPA” has the meaning set forth in Section 37 hereof.

“Statement Date” has the meaning set forth in Section 16(f) hereof.

“Sub-performing Mortgage Loan” means a Sub-performing 30 Day Mortgage Loan or a Sub-performing 60 Day Mortgage Loan.

“Sub-performing 30 Day Mortgage Loan” means, as of any date of determination, any Repurchased Mortgage Loan as to which (i) any scheduled monthly payment of principal and/or interest is 30 to 59 days past due and is not a Reperforming Mortgage Loan and (ii) the related Mortgage or Mortgage Note has not been modified.

“Sub-performing 60 Day Mortgage Loan” means, as of any date of determination, any Repurchased Mortgage Loan as to which (i) any scheduled monthly payment of principal and/or interest is 60 to 89 days past due and is not a Reperforming Mortgage Loan and (ii) the related Mortgage or Mortgage Note has not been modified.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Assets” has the meaning assigned thereto in Section 7.

“Super Jumbo Mortgage Loan” shall mean a Mortgage Loan and has an original unpaid principal balance more than $2,000,000 and no greater than $6,500,000.

“Take-out Commitment” means a commitment of Sellers to sell one or more Mortgage Loans to a Take-out Investor, and the corresponding Take-out Investor’s commitment back to Sellers to effectuate the foregoing.

“Take-out Investor” means any institution which has made a Take-out Commitment.

“Tangible Net Worth” means, for any Person as of a particular date:

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax charge.

“Taxes” has the meaning set forth in Section 10(a) hereof.

“Termination Date” means the earlier of (a) November 13, 2007, (b) the date of the occurrence of an Event of Default and (c) the date of the occurrence of a Termination Event.

“Termination Event” has the meaning set forth in Section 18(b) hereof.

“Test Period” means any two consecutive calendar quarters.

“Threshold Amount” has the meaning assigned thereto in the Side Letter.

“Total Indebtedness” means, for any date of determination, for any Person the aggregate of Indebtedness of such Person on a consolidated basis during such period maintained in accordance with GAAP; provided, however, that for any period, the aggregate Indebtedness of such Person during such period maintained in accordance with GAAP shall be calculated less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person. In the event that any Indebtedness would be excluded from the calculation of Indebtedness but for the existence of recourse, such Person shall be entitled nonetheless to exclude the amount of such Indebtedness that is not subject to recourse.

“Transaction” has the meaning assigned thereto in Section 1 hereof.

“Transaction Notice” means a written request of the Sellers to enter into a Transaction, in the form attached to the Custody Agreement, which is delivered to the Administrative Agent and Custodian.

“Trust Receipt” has the meaning set forth in the Custody Agreement.

“Underwriting and Origination Guidelines” means the Sellers’ underwriting guidelines and credit and origination policies and procedures in effect as of the date of this Repurchase Agreement, attached hereto as Exhibit C, as the same may be amended from time to time in accordance with terms of this Repurchase Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection.

“Unused Borrowing Capacity” means, as of any date of determination, the excess of (i) the Asset Value of assets pledged to a lender under a committed warehouse or committed repurchase facility (after taking into account haircuts) with the Sellers as borrower (other than any assets subject to the repurchase facility that is the subject of this Repurchase Agreement) over (ii) the aggregate amount of the advances or loans made by the lender to the Sellers under any such facility.

“USC” has the meaning set forth in Section 30(a) hereof.

“Wet Funded Mortgage Loan” means a closed fully funded Mortgage Loan which the Sellers are selling to the Administrative Agent for the benefit of the Buyers and for which the Mortgage Loan File has not been delivered to the Custodian.

3.	ENTERING INTO THE TRANSACTION, TRANSACTION NOTICE

a.	Purchase. From time to time, the Administrative Agent will purchase Mortgage Loans from the Sellers in accordance with the terms and conditions of this Repurchase Agreement. All Purchased Assets shall be Eligible Assets, shall meet or exceed the Underwriting and Origination Guidelines, and shall be serviced by the Servicer. The aggregate Purchase Price for all Purchased Assets for all Transactions under this Repurchase Agreement shall not exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, the Sellers shall give the Administrative Agent and Custodian notice of any proposed purchase pursuant to a Transaction Notice on or prior to 3:00 p.m., New York time, on the Business Day prior to the Purchase Date, (the date on which such request is made, the “Notice Date”). On the Notice Date, the Sellers shall request that the Administrative Agent enter into a Transaction by (i) furnishing to the Administrative Agent and Custodian a Transaction Notice and an Asset Schedule, (ii) delivering to the Administrative Agent a Computer Medium and (iii) with respect to Dry Mortgage Loans, delivering to Custodian the Mortgage Loan File for each Mortgage Loan subject to such Transaction.

b.	Transaction Frequency. Unless otherwise expressly agreed to by the Administrative Agent in writing, the Administrative Agent and the Sellers shall enter in no more than 1 Transaction in any Business Day. The minimum Purchase Price with respect to such Transaction is at least $1,000,000.

c.	Each Buyer shall be obligated to consider funding only that Buyer’s share of any Transaction requested, and no Buyer or the Administrative Agent shall be obligated to the Sellers or any other Buyer to fund a greater share of any Transaction.

4.	REPURCHASE

a.	Repurchase. With respect to any Transaction, the Sellers shall repurchase Purchased Assets from the Administrative Agent on each Repurchase Date at the Repurchase Price.

b.	Repurchase Date. Each Purchased Asset subject to a particular Transaction is to be repurchased by the Sellers on the earlier of (i) (A) with respect to Purchased Assets other than Aged Non-performing Mortgage Loans, the date that is 180 days from the Purchase Date relating to such Transaction (if such date is not a Business Day, the next succeeding Business Day), (B) with respect to Purchased Assets that are Aged Non-performing Mortgage Loans, the date that is 360 days from the Purchase Date relating to such Transaction (if such date is not a Business Day, the next succeeding Business Day) and (C) any other date agreed to by the Sellers and the Administrative Agent, subject to the provisions of Section 4(d) hereof and (ii) the Termination Date (such repurchase date, the “Repurchase Date”). The Sellers shall notify the Administrative Agent of the Purchased Assets being repurchased by the Sellers by 4:00 p.m. (New York City time) one (1) Business Day prior to the related Repurchase Date. The Sellers shall pay to the Administrative Agent the accrued and unpaid Price Differential relating to each Transaction in arrears for each Accrual Period by 4:00 p.m. (New York City time) on the Payment Date of each month, and on the Repurchase Date; provided that in calculating such Price Differential upon the occurrence and during the continuance of any Default or Event of Default, the Default Rate shall be used in lieu of the flat Pricing Rate.

c.	Liquidation. Prior to an Event of Default, if any Purchased Asset is finally liquidated in the ordinary course of servicing such Purchased Asset during any monthly period, (A) the Repurchase Date for such Purchased Asset shall be the date of liquidation, (B) all proceeds of such liquidation shall be held by Sellers, in trust for the Administrative Agent, for the benefit of Buyers, and shall constitute the property of the Administrative Agent, for the benefit of Buyers, and (C) the Repurchase Price for such Purchased Asset (including Price Differential through the date of payment) shall be paid to Buyer within two (2) Business Days following receipt.

d.

Breakage Costs. If the Administrative Agent locks in the rate of LIBOR at the request of the Sellers and the Sellers repurchase Purchased Assets on any day which is not the Repurchase Date (as determined at the time the Administrative

Agent locked in the rate of LIBOR) for such Purchased Assets, the Sellers shall indemnify the Administrative Agent and Buyers and hold the Administrative Agent and Buyers harmless from any actual losses and/or out-of-pocket costs or expenses which the Administrative Agent or Buyers sustain or incur arising from the reemployment of funds obtained by the Administrative Agent and Buyers hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable 30-day period (“Breakage Costs”). The Administrative Agent shall deliver to the Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Administrative Agent to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon the Sellers, absent manifest error.

5.	TERMINATION

This Repurchase Agreement shall remain in effect until the Termination Date. However, no such termination shall affect the Sellers’ outstanding obligations to the Administrative Agent at the time of such termination. The rights and obligations set forth in Section 34 hereof shall survive termination. The Sellers may terminate this Repurchase Agreement upon at least five (5) Business Days’ notice and repayment by the Sellers of all outstanding Obligations hereunder. The obligations of the Sellers under Sections 10, 11, 13, 19, 22, 31 and 35 hereof shall survive the termination of this Repurchase Agreement.

6.	MARGIN MAINTENANCE

a.	Asset Value. The Administrative Agent shall determine the Asset Value of the Purchased Assets at such intervals as determined by the Administrative Agent in its sole discretion.

b.	Margin Calls. (i) If at any time the aggregate Asset Value of all related Purchased Assets subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”) by an amount equal to or greater than the Threshold Amount, then the Administrative Agent may, by notice to the Sellers (as such notice is more particularly set forth below, a “Margin Call”), require the Sellers to transfer to the Administrative Agent or its designee cash or Eligible Assets other than Repurchased Mortgage Loans or Delinquent Mortgage Loans approved by the Administrative Agent in its sole discretion (“Additional Purchased Assets”) so that the aggregate Asset Value of the Purchased Assets, including any such cash or Additional Purchased Assets, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If the Administrative Agent delivers a Margin Call to the Sellers on or prior to 10:30 a.m. (New York City time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Assets to the Administrative Agent for the benefit of the Buyers no later than (i) 5:00 p.m. (New York City time) that day or (ii) in the case of a Repurchase Margin Call, the Extended Margin Call Deadline. In the event the Administrative Agent delivers a Margin Call to the Sellers after 10:30 a.m. (New York City time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Assets no later than (i) 12:00 p.m. (New York City time) on the subsequent Business Day or (ii) in the case of a Repurchase Margin Call, the Extended Margin Call Deadline.

c.	Administrative Agent’s Discretion. The Administrative Agent’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit in excess of the Threshold Amount shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit in excess of the Threshold Amount exists.

d.	Cash. Any cash transferred to the Administrative Agent pursuant to Section 6(b) above shall be credited to the Repurchase Price of the related Transactions.

7.	SUBSTITUTION

The Sellers may, subject to agreement with and acceptance by the Administrative Agent, substitute other assets which are substantially the same as the Purchased Assets and meet the criteria for Eligible Assets (the “Substitute Assets”) for any Purchased Assets, provided the transfer of such Substitute Assets by the Sellers to the Administrative Agent shall be subject to the requirements of Section 3 and Section 15(b) hereof. Such substitution shall be made by transfer to the Administrative Agent of such Substitute Assets and transfer to the Sellers of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

8.	PAYMENT AND TRANSFER

a.	To Administrative Agent. Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent at the following account maintained by the Administrative Agent: Account No. GLA 111569 - HEL, for the account of Bank of New York; Reference: Whole Loan Operations, ABA No. 021000018, or such other account indicated by the Administrative Agent in writing, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

b.

To Sellers. On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to the Administrative Agent or its designee against the simultaneous transfer of the Purchase Price to the following account of the Sellers (or as otherwise directed by the Sellers in writing): Account No. 00380082, for the account of Deutsche Bank, ABA No. 021001033, Attn: Barclays WH, not later than 5:00 p.m. New York City time, simultaneously with the delivery to the Administrative Agent of the Purchased Assets relating to each Transaction. With respect to the Purchased Asset being sold by the Sellers on a Purchase Date, the Sellers hereby sell, transfer, convey and assign to the Administrative Agent or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Sellers in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

9.	INCOME PAYMENTS

a.	Periodic Advance Repurchase Payment. Notwithstanding that the Administrative Agent and the Sellers intend that the Transactions hereunder be sales to the Administrative Agent for the benefit of the Buyers of the Purchased Assets for all purposes except accounting and tax purposes, the Sellers shall pay to the Administrative Agent for the benefit of the Buyers the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Sellers to the Administrative Agent for the benefit of the Buyers) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 2:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Default Rate until the Periodic Advance Repurchase Payment is received in full by the Administrative Agent.

b.	Income. The Sellers shall hold for the benefit of, and in trust for, the Administrative Agent as agent for the Buyers all Income, including without limitation all Income received by or on behalf of the Sellers with respect to such Purchased Assets for the preceding Collection Period (including past due amounts). All such Income shall be held in trust for the Administrative Agent as agent for the Buyers, shall constitute the property of the Administrative Agent as agent for the Buyers, except for tax purposes which shall be treated as income and property of the Sellers, and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers except as expressly permitted above. On each Payment Date and more frequently at the option of the Sellers, the Sellers shall remit Income collected on account of the Purchased Assets to the various parties as follows:

(i)	first, to the payment of all (A) Expenses and (B) fees payable by the Sellers to the Administrative Agent as agent for the Buyers;

(ii)	second, to the Administrative Agent as agent for the Buyers in payment of any accrued and unpaid Price Differential and any other unpaid Obligations;

(iii)	third, without limiting the rights of the Administrative Agent under Section 6 of this Repurchase Agreement, to the Administrative Agent as agent for the Buyers, in the amount of any unpaid Margin Deficit; and

(iv)	fourth, any excess to the Sellers.

c.	Take-out Investors. To the extent that the Administrative Agent receives any funds from a Take-out Investor with respect to the purchase by such Take-out Investor of a Mortgage Loan, the Administrative Agent shall promptly apply such funds in accordance with the same order of priority set forth in Section 9(b) hereof.

d.	Collection Account and Events of Default. After the occurrence of an Event of Default, the Sellers shall cause the Servicer to deposit all such Income in the Collection Account within two Business Days of receipt (the title of which shall indicate that the funds therein are being held in trust for the Administrative Agent) with a financial institution acceptable to the Administrative Agent as agent for the Buyers and subject to the Account Agreement. All such Income shall be held in trust for the Administrative Agent as agent for the Buyers, shall constitute the property of the Administrative Agent as agent for the Buyers and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Administrative Agent as agent for the Buyers, until the next Payment Date.

e.	Offset. The Administrative Agent shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by the Administrative Agent pursuant to Section 9(a) hereof, excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Default Rate pursuant to Section 9(a) hereof.

f.	Prepayment in Full. Upon the prepayment in full or part of any Purchased Asset, the Sellers shall remit all amounts received on account of such prepayment to the Administrative Agent within two Business Days for application to the applicable Repurchase Price.

10.	TAXES

a.

Payment of Taxes. Any and all payments by the Sellers under or in respect of this Repurchase Agreement or any other Program Documents to which the Sellers are a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Sellers shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Program Documents to the Administrative Agent, (i) Sellers shall make all such deductions and withholdings in respect of Taxes, (ii) Sellers shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Sellers shall be increased as may be necessary so that after Sellers has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 10) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Program Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

b.	Other Taxes. In addition, Sellers hereby agree to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Program Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Program Document (collectively, “Other Taxes”).

c.	Indemnity for Certain Taxes. Sellers hereby agree to indemnify the Administrative Agent and each Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 10 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Amounts payable by Sellers under the indemnity set forth in this Section 10(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefore.

d.	Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes, Sellers (or any Person making such payment on behalf of Sellers) shall furnish to the Administrative Agent for its own account, a certified copy of the original official receipt evidencing payment thereof. For purposes of subsection (e) of this Section 10, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

e.	Forms. Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Sellers the following properly completed and duly executed documents:

(i)	in the case of a Non-Exempt Buyer that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)	in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit F (a “Section 10 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)	in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)	in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 10 Certificate; or

(v)	in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 10 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Sellers, provided, however, that Buyer shall be provided an opportunity to establish such compliance as reasonable; or

(vi)	in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 10(e) with respect to its beneficial owner if such beneficial owner were the Buyer; or

(vii)	in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 10 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Buyer.

If the forms referred to above in this Section 10(e) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 10, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

f.

Failure to Provide Forms. For any period with respect to which Buyer has failed to provide Sellers with the appropriate form, certificate or other document described in subsection (e) of this Section 10 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 10, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 10 with respect to Non-Excluded

Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Sellers shall take such steps as such Buyer shall reasonably request, to assist such Buyer in recovering such Non-Excluded Taxes.

g.	Incorporation of Assignees etc. For the avoidance of doubt, references in this Section 10 to the Buyer shall also refer to and include any assignee, participant, transferee, successor or designee of all or a portion of the Buyer’s rights and obligations under this Repurchase Agreement. Therefore, each assignee, participant, transferee, successor or designee shall be required to deliver or cause to be delivered to the Sellers properly completed and duly executed documents as provided in Section 10(e) hereof.

h.	Survival. Nothing contained in this Section 10 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

11.	REQUIREMENTS OF LAW

a.	Requirement of Law. If any Requirement of Law (other than with respect to any amendment made to the Buyer’s organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)	shall subject any Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to any Buyer in respect thereof;

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of any Buyer which is not otherwise included in the determination of the Pricing Rate based on LIBOR hereunder;

(iii)	shall cause any Buyer to determine that the introduction of, any change in, or the interpretation or administration of any Requirement of Law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, Sellers shall, upon its receipt of notice of such fact and demand from the Administrative Agent (with a copy of such notice to Custodian), repurchase its Purchased Assets subject to such Transaction on the next succeeding Business Day and, at Sellers’ election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Base Rate; or

(iv)	shall impose on any Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer in good faith deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Administrative Agent for the benefit of the applicable Buyer such additional amount or amounts as calculated by such Buyer in good faith, which shall be conclusive absent manifest error, as will compensate such Buyer for such increased cost or reduced amount receivable, however, the Sellers shall not be required to pay any such amounts accruing more than sixty (60) days prior to the date of any request for payment. The Administrative Agent shall notify the Sellers as soon as reasonably possible after the Administrative Agent becomes aware of an any event for which a claim is made hereunder.

b.	Buyer Entitled to Additional Amounts. If any Buyer shall have determined in good faith that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by any Buyer or any corporation controlling any Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then from time to time, the Sellers shall promptly pay to the Administrative Agent for the benefit of such Buyer such additional amount or amounts as will compensate such Buyer for such reduction.

c.	Certificate as to Additional Amounts. If any Buyer becomes entitled to claim any additional amounts pursuant to this Section, the Administrative Agent shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Administrative Agent to the Sellers shall be conclusive in the absence of manifest error.

12.	SECURITY INTEREST

a.

Security Interest. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, and in any event, each Seller hereby pledges to the Administrative Agent, for the benefit of the Administrative Agent and the Buyers, as security for the performance by the Sellers of their Obligations and each Seller hereby grants, assigns and pledges to the Administrative Agent, for the benefit of the Buyers, a fully perfected first priority security interest in the Purchased Assets, the Records, and all servicing rights related to the Purchased Assets, the Program Documents (to the extent such Program Documents and the Sellers’ right thereunder relate to the Purchased Assets), any Property relating to any Purchased Assets or the related Mortgaged Property, any Take-out Commitments relating to any Purchased Asset, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased Asset, the Collection Account, any Hedge Instruments relating to any Purchased Asset, and any other contract rights, accounts (including any interest of the Sellers in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Asset and any other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets and any proceeds and distributions and any other property, rights, title or interests as are specified on a trust receipt and Asset Schedule with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

b.	Authorization. The Sellers hereby authorize the Administrative Agent to file such financing statement or statements relating to the Repurchase Assets as the Administrative Agent, at its option, may deem appropriate in its good faith discretion. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 12.

c.	Release of Purchased Assets. Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset and provided, that no Default or Event of Default has occurred and is continuing and provided, further, that no Default, Event or Default or Margin Deficit would result therefrom, the Administrative Agent shall, and shall direct Custodian to, release such Purchased Asset. Except as set forth in Sections 6(b) and 7 hereof, the Sellers shall give at least one (1) Business Day prior written notice to the Administrative Agent if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 4(b) hereof. The Administrative Agent shall provide reasonable cooperation in assisting and directing the Custodian to facilitate the release of the foregoing documents (without expense to the Administrative Agent).

13.	USE OF PURCHASED ASSETS

Title to all Purchased Assets and Repurchase Assets shall pass to the Administrative Agent, for the benefit of the Buyers, and the Administrative Agent shall have free and unrestricted use of all Purchased Assets. Nothing in this Repurchase Agreement shall preclude the Administrative Agent from engaging in repurchase transactions with all or a portion of the Purchased Assets or otherwise pledging, selling, repledging, transferring, hypothecating, or rehypothecating all or a portion of the Purchased Assets, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank (without consent of the

Sellers); provided, however, that no such transaction shall relieve the Administrative Agent of its obligation to transfer Purchased Assets hereunder or to pay Income to, or apply Income to the obligations of, the Seller as required by this Repurchase Agreement. Nothing contained in this Repurchase Agreement shall obligate the Administrative Agent to segregate any Purchased Assets delivered to the Administrative Agent by the Sellers.

14.	SERVICING

a.	Servicing of Mortgage Loans. The Sellers, on the Administrative Agent’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of the Administrative Agent in any Mortgage Loans or any payment thereunder. The Administrative Agent may terminate the servicing of any Mortgage Loan with the then existing servicer in accordance with Section 14(e) hereof.

b.	Escrow. The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Sellers with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.	Servicer Collection Account. Upon the occurrence and continuation of an Event of Default, the Sellers shall cause the Servicer to deposit all collections received by the Sellers on account of the Purchased Assets in the Servicer Collection Account no later than two (2) Business Days following receipt.

d.	Servicer Notice. Upon the Administrative Agent’s request of any third-party Servicer, the Sellers shall provide promptly to the Administrative Agent (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Assets, advising such Servicer of such matters as the Administrative Agent may reasonably request, including, without limitation, recognition by the Servicer of the Administrative Agent’s interest in such Purchased Assets and the Servicer’s agreement that upon receipt of notice of an Event of Default from the Administrative Agent, it will follow the instructions of the Administrative Agent with respect to the Purchased Assets and any related Income with respect thereto.

e.	Termination of Servicer. Upon the occurrence of a Default or Event of Default hereunder or a material default under any Servicing Agreement, the Administrative Agent shall have the right at any time upon two (2) Business Days’ notice to terminate the Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by the Administrative Agent in its sole discretion.

f.	Notice to the Administrative Agent. If the Sellers should discover that, for any reason whatsoever, any entity responsible to the Sellers by contract for managing or servicing any such Purchased Asset has failed to perform fully the Sellers’ obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Assets, the Sellers shall promptly notify the Administrative Agent.

15.	CONDITIONS PRECEDENT

a.	To Initial Transaction. The Administrative Agent’s obligation to enter into the initial Transaction hereunder is subject to the condition precedent that, (i) the Administrative Agent shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to the Administrative Agent in its sole discretion and duly executed by each party thereto (as applicable) and (ii) the following shall be true the day of such initial Transaction:

(i)	Program Documents. The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii)	Security Interest. Evidence that all other actions necessary or, in the opinion of the Administrative Agent, desirable to perfect and protect the Administrative Agent’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii)	Organizational Documents. A certified copy of Sellers’ consents or corporate resolutions, as applicable, approving the Program Documents and the Transactions thereunder, and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv)	Incumbency Certificate. An incumbency certificate of the secretaries of Sellers certifying the names, true signatures and titles of Sellers’ representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v)	Opinions of Counsel.

(A)	An opinion of Sellers’ counsel as to such matters as the Administrative Agent may reasonably request and substantially in the form of Exhibit A hereto;

(B)	An opinion of Sellers’ counsel that in the event of an insolvency of the Sellers, the Administrative Agent and the Buyers shall have the rights to exercise their rights under the Program Documents to cause the liquidation, acceleration and termination of the Transactions including the right of set-off and the Transactions under the Program Documents constitute a safe-harbored transaction under the Bankruptcy Code, not subject to the automatic stay, in form and substance acceptable to the Administrative Agent;

(vi)	Underwriting and Origination Guidelines. A copy of the Underwriting and Origination Guidelines certified by an officer of the Sellers and in form and substance acceptable to the Administrative Agent.

(vii)	Other Documents. Any other documents reasonably requested by the Administrative Agent; and

b.	To All Transactions. The Administrative Agent’s agreement to enter into each Transaction pursuant to this Repurchase Agreement is subject to the following conditions precedent:

(i)	Transaction Notice and Trust Receipt. The Administrative Agent or its designee shall have received on or before the applicable Notice Date with respect to such Purchased Assets (unless otherwise specified in this Repurchase Agreement) a Transaction Notice, Asset Schedule and Computer Medium delivered pursuant to Section 3(a) hereof and the related Trust Receipt with the Asset Schedule attached;

(ii)	Delivery of Mortgage Loan File. The Sellers shall have delivered to the Custodian the Mortgage Loan File with respect to each Purchased Asset, other than Wet Funded Mortgage Loans and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Asset to the Administrative Agent;

(iii)	Due Diligence Review. Without limiting the generality of Section 32 hereof, the Administrative Agent shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans, and Sellers and the Servicer;

(iv)	No Default. No Default or Event of Default shall have occurred and be continuing;

(v)	Change in Law. The Administrative Agent shall not have reasonably determined that a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Buyer or the Servicer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for any Buyer to enter into Transactions with a Pricing Rate based on the LIBOR Base Rate.

(vi)	Representations and Warranties. All representations and warranties in the Program Documents shall be true, correct and complete in all material respects on the date of such Transaction;

(vii)	Maximum Aggregate Purchase Price. The then aggregate outstanding Purchase Price for all Purchased Assets subject to all Transactions, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price;

(viii)	No Material Adverse Change. None of the following events shall have occurred:

(A)	an event or events shall have occurred in the good faith determination of the Administrative Agent resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Administrative Agent not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)	an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Administrative Agent not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C)	there shall have occurred a material adverse change in the financial condition of the Administrative Agent which affects (or can reasonably be expected to affect) materially and adversely the ability of the Administrative Agent to fund its obligations under this Repurchase Agreement;

(ix)	Fees and Expenses. The Sellers shall have paid to the Administrative Agent any fees owed to the Administrative Agent and all outstanding Expenses;

(x)	No Margin Deficit. There shall exist no Margin Deficit at the time immediately prior to entering into, or as a result of entering into, a new Transaction; and

(xi)	Underwriting and Origination Guidelines. In the event that the Sellers have made any material amendment or material modification to the Underwriting and Origination Guidelines, the Sellers shall have promptly delivered to the Administrative Agent a complete copy of the amended or modified Underwriting and Origination Guidelines which the Administrative Agent has approved.

16.	REPRESENTATIONS AND WARRANTIES

The Sellers hereby represent and warrant to the Administrative Agent on the date hereof, and as of each Purchase Date for the purchase of any Purchased Assets by the Administrative Agent from the Sellers, that:

a.	Acting as Principal. The Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

b.	Due Organization and Qualification. AHMC is a corporation duly organized, validly existing and in good standing under the laws of New York. Each of AHMA, AHMS and AHMIC is a corporation duly organized, validly existing and in good standing under the laws of Maryland. The Sellers (i) have all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (ii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (iii) has full corporate power and authority to execute, deliver and perform its obligations under the Program Documents.

c.	Noncontravention. None of the execution and delivery of the Program Documents by it or the consummation of the Transactions and transactions thereunder:

(i)	conflicts with, breaches or violates any provision of any of its material agreements or in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to the Sellers or their properties;

(ii)	constitutes a material default by the Sellers under any Indebtedness, loan or repurchase agreement, mortgage, indenture, or other agreement or instrument to which it is a party or by which it or any of its properties is or may be bound or affected; or

(iii)	results in or requires the creation of any Lien upon any property of or the assets of the Sellers except the Lien created by the Program Documents.

d.

Legal Proceeding. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or to any Seller’s knowledge (after due inquiry), threatened) or other legal or arbitrable proceedings affecting the Sellers or any of their respective Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Sellers before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Program Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000, or (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect.

e.	Valid and Binding Obligations. Each of the Program Documents to which the Sellers are a party, when executed and delivered by it, will constitute a legal, valid and binding obligation, enforceable against it, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles, whether enforcement is sought in a proceeding in equity or at law.

f.	Financial Statements. AHMIC has heretofore furnished to the Administrative Agent a copy of its Financial Statements for the fiscal year ended December 31, 2005, and the quarterly fiscal periods ended March 31, 2006 and June 31, 2006, in each case setting in comparative form the figures for the previous year. All such Financial Statements are complete and correct and fairly present, in all material respects, the consolidated financial condition and results of operations of the Sellers and their Subsidiaries as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations, financial condition or prospects of the Sellers and their consolidated Subsidiaries taken as a whole from that set forth in said Financial Statements nor are the Sellers aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect. The Sellers do not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any Mortgage Loans, advances or other commitments of the Sellers except as heretofore disclosed to the Administrative Agent in writing.

g.	Accuracy of Information. Neither this Repurchase Agreement, the Program Documents nor any written statement made, or any report or other document issued or delivered or to be issued or delivered by or on behalf of Sellers, pursuant to this Repurchase Agreement or in connection with the Transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

h.	No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental instrumentality, nor any consent, approval, waiver or notification of any material creditor, lessor or other non-governmental person, is required in connection with its execution, delivery and performance of this Repurchase Agreement or its consummation of any other Program Document, other than any that have heretofore been obtained, given or made.

i.	Compliance with Law. The practices, procedures, or policies employed or proposed to be employed by the Sellers in the conduct of their businesses do not violate any Requirement of Law.

j.	Solvency: Fraudulent Conveyance. The Sellers are not, and with the passage of time do not expect to become, insolvent.

k.	Purchased Assets.

(i)	The Sellers have not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Administrative Agent, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Administrative Agent hereunder.

(ii)	The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Administrative Agent for the benefit of the Buyers or to create in favor of the Administrative Agent for the benefit of the Buyers a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

l.	Investment Company Act Compliance. No Seller is an “investment company” as defined under the Investment Company Act nor is it under the control of an “investment company” as defined under the Investment Company Act.

m.	Taxes. The Sellers and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable. Any taxes, fees, and other governmental charges payable by the Sellers in connection with each Transaction and the execution and delivery of the Program Documents have been paid.

n.	No Broker. The Sellers have not dealt with any broker, investment banker, agent, or other person, except for the Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Repurchase Agreement.

o.	Underwriting and Origination Guidelines. The Underwriting and Origination Guidelines provided to the Administrative Agent are the true and correct Underwriting and Origination Guidelines of the Sellers.

p.	Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records relating to the Purchased Assets is its respective chief executive office.

q.	Chief Executive Office/Jurisdiction of Organization. As of the date hereof, AHMA’s chief executive office is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Maryland. As of the date hereof, AHMC’s chief executive office is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is New York. As of the date hereof, AHMIC’s chief executive office is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Maryland. As of the date hereof, AHMS’s chief executive office is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Maryland.

r.	Ability to Perform. No Seller believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Program Documents to which it is a party on its part to be performed.

s.	No Default. No Default or Event of Default has occurred and is continuing.

t.	Adverse Selection. No Seller has selected any Purchased Assets in a manner so as to adversely affect the Administrative Agent’s interests.

u.	Agreements. No Seller nor any of its Subsidiaries is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except, to the extent disclosure is required by GAAP, as disclosed in the Financial Statements. No Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could result in a Material Adverse Effect with respect to such Seller.

v.	ERISA.

(i)	No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Sellers to be incurred by the Sellers or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)	No Plan of Sellers which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Sellers nor any ERISA Affiliate thereof is (A) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, or (B) subject to a Lien in favor of such a Plan under Section 412(n) of the Code or Section 302(f) of ERISA.

(iii)	Each Plan of the Sellers, each of their Subsidiaries and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code.

(iv)	Neither the Sellers nor any of their Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502 of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)	Neither the Sellers nor any of their Subsidiaries nor any of its ERISA Affiliates thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

w.	Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Sellers’ hands.

x.	Tangible Net Worth. On the initial Purchase Date, the Tangible Net Worth of AHMIC is not less than $1,000,000,000.

y.	Margin Regulations. The use of all funds acquired by the Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

z.	No Reliance. Each of the Sellers has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller is relying upon any advice from the Administrative Agent or any Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

aa.

No Prohibited Persons. Neither the Sellers nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to the Sellers’ knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

The representations and warranties set forth in this Repurchase Agreement shall survive transfer of the Purchased Assets to the Administrative Agent and shall continue for so long as the Purchased Assets are subject to this Repurchase Agreement.

17.	COVENANTS OF SELLERS

On the date of this Repurchase Agreement and as of each day that this Repurchase Agreement is in effect each of the Sellers hereby, covenants with the Administrative Agent as follows:

a.	Disposition of Assets; Liens. The Sellers shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall the Sellers cause any of the Purchased Assets to be sold, pledged, assigned or transferred other than such sales, pledges, assignments or transfers pursuant to the terms of this Repurchase Agreement.

b.	No Adverse Selection. No Seller shall select Eligible Assets to be sold to the Administrative Agent as Purchased Assets using any type of adverse selection or other selection criteria which would adversely affect the Administrative Agent or the Buyers.

c.	Preservation of Existence; Compliance with Law. Each of the Sellers shall:

(i)	Preserve and maintain its legal existence and all of its material rights, privileges, licenses, franchises, permits or other approvals necessary for the Sellers to conduct their business and to perform their obligations under the Program Documents;

(ii)	Comply with all Requirements of Law and maintain and conduct their business strictly in accordance with applicable law;

(iii)	Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(iv)	Permit representatives of the Administrative Agent or any Buyer to perform due diligence in accordance with Section 32 hereof.

d.	Maintenance of Papers, Records and Files. The Sellers shall require, and the Sellers shall build, maintain and have available, a complete file in accordance with applicable lending industry custom and practice for each Purchased Asset. The Sellers will maintain or cause to be maintained all such Records not in the possession of Custodian in good and complete condition in accordance with applicable industry practices and preserve them against loss.

(i)	The Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the possession of the Custodian, the Servicer or the Sellers unless the Administrative Agent otherwise approves. The Sellers will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event the Sellers will obtain or cause to be obtained a receipt from an authorized officer of the Sellers for any such paper, record or file.

(ii)	For so long as the Administrative Agent has an interest in or lien on any Purchased Asset, the Sellers will hold or cause to be held all related Records in trust, as the custodian and bailee, for the Administrative Agent. The Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii)	Subject to Section 32 hereof, upon one (1) Business Day’s notice from the Administrative Agent, the Sellers shall (A) make any and all such Records available to Custodian or the Administrative Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (B) permit the Administrative Agent or its authorized agents to discuss the affairs, finances and accounts of the Sellers with their respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Sellers with their independent certified public accountants and (C) provide a Computer Medium.

e.	Financial Statements: Accountants’ Reports: Other Information. The Sellers shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent:

(i)	Financial Statements.

(A)	Within ninety (90) days after the close of AHMIC’s fiscal year, the Financial Statements as of the end of such fiscal year and for such fiscal year;

(B)	Within forty-five (45) days after the close of AHMIC’s first three fiscal quarters in each fiscal year, the Financial Statements as of the end of each fiscal quarter and for the portion of the fiscal year through the end of such fiscal quarter;

(C)	Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (A)-(B) above, a certificate in the form of Exhibit D hereto certified by the chief financial officer of the Sellers;

(D)	Promptly, electronic notice of the posting of SEC filings, including without limitation 10-Ks, 10-Qs, 8-Ks and registration statements; and

(E)	Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Sellers as the Administrative Agent may reasonably request.

(ii)	No less than three (3) Business Days before each Payment Date, monthly reports in form and scope reasonably satisfactory to the Administrative Agent, setting forth data regarding the performance of the Purchased Assets for the immediately preceding month, and such other information as the Administrative Agent may reasonably request, including, without limitation, any other information regarding the Purchased Assets reasonably requested by the Administrative Agent, the performance of any Purchased Assets serviced by or on behalf of Servicer and any other financial information regarding the Sellers reasonably requested by the Administrative Agent.

(iii)	On or before the second Business Day prior to each Payment Date, or any other time as the Administrative Agent may reasonably request upon reasonable prior notice, a Computer Medium containing such information with respect to the Purchased Assets as the Administrative Agent may reasonably request.

(iv)	Quarterly, a schedule setting forth the Guarantees of the Sellers.

f.	Notice of Material Events. The Sellers shall give notice to the Administrative Agent immediately after a Responsible Officer of the Sellers has any knowledge of:

(i)	any Default or Event of Default;

(ii)	any (a) material default or event of default under any Indebtedness of the Sellers or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Sellers in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to the Sellers;

(iii)	any litigation, investigation, regulatory action or proceeding that is pending or threatened against (A) the Sellers in which the amount involved exceeds $5,000,000 and is not covered by insurance, or which would reasonably be expected to have a Material Adverse Effect and (B) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv)	and, as soon as reasonably possible, notice of any of the following events:

(A)	any material change in the insurance coverage required of the Sellers or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(B)	any material change in accounting policies or financial reporting practices or any change of auditor of the Sellers;

(C)	any material change to the credit policies and practices of the Sellers;

(D)	promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Program Document) on, or claim asserted against, any of the Repurchase Assets; and

(E)	any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting, in a Material Adverse Effect.

g.	Reserved.

h.	Taxes. The Sellers shall timely file all tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted with respect to which adequate reserves have been provided in accordance with GAAP.

i.	Nature of Business. No Seller shall make any material change in the nature of its business as carried on at the date hereof and other businesses reasonably related to or arising in connection with such Seller’s existing businesses.

j.	No Predatory Lending. The Sellers will comply with any and all requirements of any federal, state or local predatory and abusive lending laws applicable to the origination and servicing of mortgage loans, and each Seller has and shall maintain in its possession, available for the inspection of the Administrative Agent or its designees, and shall deliver to the Administrative Agent or its designees, within a commercially reasonable time period following a request therefore, evidence of compliance with such requirements. The Sellers shall not engage in any conduct or activity that could subject a material portion of its assets to forfeiture or seizure.

k.	Insurance. The Sellers shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $10,000,000. The Sellers shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers shall notify the Administrative Agent of any material change in the terms of any such Fidelity Insurance.

l.	Change of Fiscal Year. The Sellers will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to the Administrative Agent, change the date on which the Sellers’ fiscal year begins from the Sellers’ current fiscal year beginning date.

m.	Servicer Approval. The Sellers shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by the Administrative Agent, which approval shall be deemed granted by the Administrative Agent with respect to the Sellers with the execution of this Repurchase Agreement.

n.	Underwriting and Origination Guidelines. The Sellers shall deliver to the Administrative Agent no less frequently than quarterly a complete copy of the amended or modified Underwriting and Origination Guidelines certified by Responsible Officer of the Sellers.

o.	Financial Condition Covenants.

(i)	Maintenance of Tangible Net Worth. AHMIC shall maintain a Tangible Net Worth of not less than the sum of (i) $1,000,000,000 plus (ii) 75% of the net cash proceeds of any capital stock (including preferred stock) issued after the date hereof.

(ii)	Maintenance of Ratio of Aggregate Collateral Value to Indebtedness. AHMIC shall maintain a ratio of Aggregate Collateral Value to the total of AHMIC’s combined Indebtedness of at least 1:1.

(iii)	Maintenance of Liquidity. The Sellers shall ensure that, at all times, they maintain Liquidity in an amount not less than $50,000,000.

(iv)	Maintenance of Profitability. The Sellers shall not permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

(v)	Guarantees. The Sellers shall not create, incur, assume or suffer to exist any Guarantees, except to the extent the Guarantee or the liability associated with such Guarantee is reflected in the Sellers’ Financial Statements.

p.	Distributions. Upon the occurrence of a Default or Event of Default pursuant to Sections 18(a)(i) or 18(a)(iii) (but only with respect to Section 17(o) hereof) or 18(a)(vii) or 18(a)(xv), which is continuing, the Sellers shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Sellers, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of the Sellers, either directly or indirectly, whether in cash or property or in obligations of the Sellers or any of the Sellers’ consolidated Subsidiaries. Upon the occurrence of a Default or Event of Default pursuant to any Section other than the Sections referred to in the preceding sentence, the Sellers shall only make such distributions or dividends in cash or property (and allocable to the income of the Sellers) that are reasonably necessary for AHMIC to maintain its status as a REIT under the Code and not to be subject to corporate level tax based on income or to excise tax under Section 4981 of the Code.

q.	Transactions with Affiliates. The Sellers shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the Sellers’ business and (c) upon fair and reasonable terms no less favorable to the Sellers, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

r.	Further Assurances. The Sellers shall execute and deliver to the Administrative Agent all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Program Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which the Sellers are responsible to occur under any Repurchase Assets or any Program Document and the Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Program Documents.

s.	Information. All information, reports, exhibits, schedules, Financial Statements or certificates of the Sellers or any of their Affiliates thereof or any of their officers furnished to Administrative Agent hereunder and during the Administrative Agent’s diligence of the Sellers are and will be true and complete in all material respects and shall not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements, information and reports delivered by the Sellers to the Administrative Agent pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or, if applicable, with respect to SEC filings, the appropriate SEC accounting regulations.

t.	ERISA Events.

(i)	Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Sellers or any ERISA Affiliate thereof or any combination of such entities in excess of $5,000,000 the Sellers shall give the Administrative Agent a written notice specifying the nature thereof, what action the Sellers or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii)	Promptly upon receipt thereof, the Sellers shall furnish to the Administrative Agent copies of (i) all notices received by the Sellers or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Sellers or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Sellers or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed, and all communications received by the Sellers or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

u.	ERISA Matters.

(i)

The Sellers shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Sellers or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $5,000,000.

(ii)	The Sellers shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Sellers shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

v.	HELOC Provisions. With respect to each HELOC, if the related Credit Limit is increased, the increase will be effected by the applicable Servicer through modification of the Mortgage Loan with the Mortgagor. The applicable Seller shall deliver to the Buyer an updated Asset Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified Mortgage Loan Files to the Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any Draws with respect to any HELOC, which obligations shall be retained by the applicable Seller.

w.	BPOs and AVMs. Each Seller shall provide Administrative Agent a BPO of each Reperforming Mortgage Loan and Non-performing Mortgage Loan no more than 120 days after such Seller’s repurchase of the Repurchased Mortgage Loan from a third party and an updated BPO or AVM within 180 days after receipt of the previous BPO or AVM, as applicable.

18.	EVENTS OF DEFAULT

a.	If any of the following events (each an “Event of Default”) occur, the Sellers and the Administrative Agent shall have the rights set forth in Section 19 hereof, as applicable:

(i)	Payment Default. The Sellers shall default in (A) the payment of any Price Differential or Repurchase Price on the date such Price Differential is due or a Repurchase Date, (B) the curing of any Margin Deficit when due pursuant to Section 6 hereof or (C) the payment of any other amount within three (3) Business Days after such amount referred to in this clause (C) is due; or

(ii)

Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Program Document by the Sellers or any certificate furnished to the Administrative Agent pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of the Sellers shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value; unless (A) the Sellers shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (B) any such representations and warranties have been determined in good faith by the Administrative Agent in its sole discretion to be materially false or misleading on a regular basis); or

(iii)	Immediate Covenant Default. The failure of the Sellers to perform, comply with or observe any term, covenant or agreement applicable to the Sellers contained in any of Sections 17(a), (c)(i), (i), (j), (k), (o), (p), (q), (s), or (u); or

(iv)	Additional Covenant Defaults. The Sellers shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (iii) of Section 18(a)) or any other Program Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of three (3) Business Days; or

(v)	Judgments. A judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any of the Sellers or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Sellers or any such Affiliate shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(vi)	Cross-Default. Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by any Seller or their Affiliates under any agreement (after the expiration of any applicable grace period under such agreement) relating to any Indebtedness or any Hedge Instrument of the Sellers or any Affiliate, as applicable in an amount individually or in the aggregate greater than $5,000,000; or

(vii)	Insolvency Event. An Insolvency Event shall have occurred with respect to any Seller; or

(viii)	Enforceability. For any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than the Administrative Agent) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than the Administrative Agent) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(ix)	Reserved; or

(x)	Underwriting and Origination Guidelines. The Administrative Agent determines that a material portion of the Purchased Assets were not, for any reason, originated in accordance with the Underwriting and Origination Guidelines in existence at the time such Mortgage Loans were originated; or

(xi)	Material Adverse Effect. A Material Adverse Effect shall occur as determined by the Administrative Agent in its sole good faith discretion; or

(xii)	ERISA. (A) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Sellers or any ERISA Affiliate, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) the Sellers or any ERISA Affiliate shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to exceed $5,000,000 or to have a Material Adverse Effect; or

(xiii)	Change of Control. A Change of Control of any Seller shall have occurred; or

(xiv)	Going Concern. The Sellers’ audited annual Financial Statements or the notes thereto or other opinions or conclusions stated therein delivered pursuant to Section 17(e)(i)(A) hereof shall be qualified or limited by reference to the status of the Sellers as a “going concern” or a reference of similar import; or

(xv)	Qualification as REIT. The failure of AHMIC (i) to continue to be qualified as a REIT as defined in Section 856 of the Code or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by AHMIC of “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6)(E) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT.

b.	Termination Event.

(i)	If the following event (a “Termination Event”) occurs, the Administrative Agent shall have the rights set forth in Section 18(b)(ii) below:

(A)	the senior debt obligations of Administrative Agent or the Buyers shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization;

(ii)	Upon the occurrence of a Termination Event, the Administrative Agent shall have the right, in its sole discretion, to immediately terminate the Administrative Agent’s agreement to enter into any additional Transactions. The Sellers shall repurchase any Purchased Assets subject to a Transaction hereunder within 5 Business Days following receipt of a request therefore from Administrative Agent following the occurrence of a Termination Event.

19.	REMEDIES

a.	If an Event of Default occurs and is continuing, the following rights and remedies are available to the Administrative Agent; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Administrative Agent in writing:

(i)	At the sole option of the Administrative Agent, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event with respect to the Sellers) (a “Post Default Termination Event”), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii)

If the Administrative Agent exercises or is deemed to have exercised a Post Default Termination Event, the Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefore on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable; and (2) all Income paid after such exercise or deemed exercise shall be retained by the Administrative Agent and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder.

(iii)	Upon the occurrence of one or more Events of Default, the Administrative Agent shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Assets and the Repurchase Assets and all documents relating to such assets which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Administrative Agent such assignments as the Administrative Agent shall request. The Administrative Agent shall be entitled to specific performance of all agreements of the Sellers contained in the Program Documents.

(iv)	Upon the occurrence of one or more Events of Default, the Administrative Agent may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as the Administrative Agent determines appropriate.

(v)	At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Assets, the Administrative Agent may immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Administrative Agent may deem satisfactory in its good faith discretion any or all Purchased Assets and the Repurchase Assets subject to such Transaction hereunder and apply the proceeds thereof to the aggregate outstanding Repurchase Prices and any other amounts owing by the Sellers hereunder provided, for the avoidance of doubt, nothing set forth herein shall prohibit the Administrative Agent from selling any or all of the Purchased Assets and Repurchase Assets to any Buyer or any Affiliate thereof. The Sellers shall remain liable to the Administrative Agent for any amounts that remain owing to the Administrative Agent following a sale under the preceding sentence. The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied as determined by the Administrative Agent in its sole discretion.

(vi)	The Sellers shall be liable to the Administrative Agent and each Buyer for (i) the payment of all Expenses, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

b.	Upon the occurrence of one or more Events of Default, the Sellers shall cause all proceeds of the Repurchase Assets received by it with respect to the Purchased Assets consisting of cash, checks, and other near-cash items to be held in trust for the Administrative Agent, segregated from all other funds of Sellers immediately delivered to the Administrative Agent or its designee in the exact form received by the Sellers (duly endorsed by the Sellers if required).

c.	Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Repurchase Assets or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Repurchase Assets or any portion thereof, and do anything that the Administrative Agent is authorized hereunder to do. The Sellers shall pay all costs, expenses and other amounts incurred by the Administrative Agent in connection with the appointment and activities of such receiver.

d.	The Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Sellers hereby expressly waive, to the extent permitted by law, any right the Sellers might otherwise have to require the Administrative Agent to enforce its rights by judicial process. The Sellers also waives, to the extent permitted by law, any defense the Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Repurchase Assets or from any other election of remedies. The Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect thereto, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent of any right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. All rights and remedies of the Administrative Agent provided for herein are cumulative and not exclusive of any remedies provided by law and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Administrative Agent to exercise any of its rights under any other related document. Such rights and remedies may be exercised by the Administrative Agent without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are expressly waived by the Sellers. The Administrative Agent may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty. The Administrative Agent shall not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.

21.	NOTICES AND OTHER COMMUNICATIONS

a.	Notices. Except as provided herein, any notice required or permitted by this Repurchase Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

if to Sellers:

American Home Mortgage Corp.

538 Broadhollow Road

Melville, NY 11747

Attn: Craig S. Pino

Telephone: (516) 396-7700

American Home Mortgage Acceptance, Inc.

538 Broadhollow Road

Melville, NY 11747

Attn: Craig S. Pino

Telephone: (516) 396-7700

American Home Mortgage Investment Corp.

538 Broadhollow Road

Melville, New York 11747

Attn: Craig Pino

Telephone: (516) 495-7026

American Home Mortgage Servicing, Inc.

538 Broadhollow Road Melville, NY 11747

Attn: Craig S. Pino

Telephone: (516) 396-7700

with a copy to:

538 Broadhollow Road Melville, NY 11747

Attn: Alan B. Horn, General Counsel

Telephone: (516) 396-7700

if to the Administrative Agent:

Barclays Bank PLC

c/o Barclays Capital Services LLC

200 Cedar Knolls Road

Whippany, NJ 07981

Facsimile: (973) 576-3059

Attn: Glenn Pearson

    Hansel Nieves

Email: glenn.pearson@barcap.com

    hansel.nieves@barcap.com

with a copy to:

Barclays Capital Inc.

200 Park Avenue

New York, NY 10166

Facsimile: (212) 412-6846

Attn: Michael Dryden

    David Lister

    Alison Cohen

    Julie Park

Email: michael.dryden@barcap.com

    david.lister@barcap.com

    alison.cohen@barcap.com

    julie.park@barcap.com

and

Barclays Bank PLC

c/o Asset Securitization Group

200 Park Avenue

New York, NY 10166

Facsimile: (212) 412-6846

Attn: Mary Logan

    Jeff Goldberg

Email: mary.logan@barcap.com

    jeff.goldberg@barcap.com

b.	Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (c) below, shall be effective as provided in said clause (c) below.

c.	Electronic Communications. Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, approval of such procedures may be limited to particular notices or communication. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the return e-mail or other written acknowledgement), provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or other communication posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

d.	Change of Address. Any party may change its address, telecopier number or e-mail for notices and other communication hereunder by notice to the other parties.

22.	INDEMNITY; COSTS AND EXPENSES

a.

The Sellers agree to hold the Administrative Agent, the Buyers and their respective Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct as determined by a non-appealable judgment of a court of final jurisdiction. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct as determined by a non-appealable judgment of a court of final jurisdiction. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers.

b.	The Sellers agree to pay (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Buyers in connection with the preparation, execution, delivery, modification, administration, amendment and waiver of the Program Documents, whether or not the transactions contemplated hereby or thereby shall be consummated (including, without limitation, (A) all collateral review and cost of title, lien, judgment and other record searches, including UCC searches, and other expenses associated with the perfection of the security interest in the Repurchased Assets, including the costs of preparing and recording any UCC financing statements or other filings, (B) any due diligence reviews conducted by the Administrative Agent, the Buyer or on their behalf or by refinancing or restructuring in the nature of a “workout” with respect to the transactions contemplated hereby and thereby, (C) subject to the limitations set forth in Section 32 hereof, the due diligence, inspection, testing and review costs and expenses incurred by the Administrative Agent and the Buyers with respect to Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Administrative Agent and the Buyers pursuant to Section 32 hereof, and (D) the fees, expenses and disbursements of counsel for the Administrative Agent and the Buyers with respect to advising the Administrative Agent and the Buyers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Program Documents, with respect to negotiations with the Sellers or with other creditors of the Sellers or any of its Subsidiaries arising out of any Default or Event of Default or any events or circumstances that may rise to a Default or an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); and (ii) all reasonable costs and expenses of the Administrative Agent and the Buyers in connection with the enforcement of the Program Documents (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally whether or not the transactions contemplated hereby or thereby are consummated.

c.

To the fullest extent permitted by applicable law, the Sellers shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of any Program Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Transaction or the use of the proceeds thereof, except to the extent such special, indirect, consequential or punitive damages are incurred as a result of such Indemnified Party’s gross negligence or willful misconduct. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Program Documents or the transactions contemplated hereby or thereby.

d.	The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers. To the extent that a Default or an Event of Default has occurred and is continuing, the Sellers agree that all amounts due under this Section 22 will accrue interest at the Default Rate calculated on a basis of actual days elapsed and a year of 360-days. All amounts owning under this Section 22 shall be payable on demand in immediately available funds.

23.	RESERVED

24.	ENTIRE AGREEMENT; SINGLE AGREEMENT; SEVERABILITY

a.	Entire Agreement. This Repurchase Agreement, together with the Program Documents, constitute the entire understanding between the Administrative Agent, the Buyers and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Repurchase Agreement, the Administrative Agent, the Buyers and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement or the other Program Documents. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

b.	Single Agreement. The Administrative Agent, the Buyers and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Administrative Agent, the Buyers and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any

Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

25.	ASSIGNMENT

a.	Right of Assignment. The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Sellers without the prior written consent of the Administrative Agent. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement.

b.	Participations. Each Buyer reserves the rights with notice to the Sellers and consent of the Administrative Agent, to sell to any bank, savings and loan, savings bank, credit union, other financial institution, commercial lending institution, or its own Buyer Affiliates participations in all or any part of such Buyer’s shares of Transactions or to pledge any or all of its interests under the Transactions to the Federal Reserve Bank; provided, however, that (i) the Administrative Agent’s and Buyers’ obligations under this Repurchase Agreement shall remain unchanged, (ii) the Administrative Agent and Buyers shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Sellers shall continue to deal solely and directly with the Administrative Agent in connection with the Administrative Agent’s and Buyers’ rights and obligations under this Repurchase Agreement and the other Program Documents and (iv) the Administrative Agent shall continue to deal solely and directly with the Buyers in connection with the Administrative Agent’s and Buyers’ rights and obligations under this Repurchase Agreement and the other Program Documents. Each Buyer shall be entitled to obtain (on behalf of its participants) the benefits of this Agreement with respect to all participants in its Transactions outstanding from time to time. Except in the case of the sale of a participating interest to a Buyer, the relevant participation agreement shall not permit the participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Transactions.

c.

Assignments by Buyers. Without any requirement for further consent of the Sellers but with the consent of the Administrative Agent, and at no cost or expense to the Sellers or the Administrative Agent, any Buyer may assign (i) to any of its own Buyer Affiliates but with such assigning Buyer retaining and remaining liable for such Buyer’s obligation to fund such Buyer’s portion of the Transactions, or (ii) to any other Buyer, any or all of its rights and obligations under the Program Documents. With the prior written consent of the Sellers and the Administrative Agent (but not otherwise, except that if an Event of Default has occurred and is continuing, the consent of the Sellers shall not be required) and at no cost to the Sellers or the Administrative Agent, any Buyer may assign any or all of its rights and obligations under the Program Documents to any assignee other than as contemplated by the preceding sentence. The Sellers agree that, for any such permitted assignment, they will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Sellers incur no cost or expense that is not paid by the assigning Buyer. Upon such assignment, the assignee shall be a Buyer for all purposes under this Agreement and the other Program Documents and, if the assignment is an assignment of all of the assignor’s interest in the Transactions and its security to an assignee subject to the requirements of the first sentence hereof, the assignor shall be automatically released from all of its obligations and liabilities hereunder.

d.	Disclosure in Connection with Assignment. The Administrative Agent and any Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 25, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to the Administrative Agent and any Buyer by or on behalf of the Sellers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

e.	Agency Provisions. In the event the Administrative Agent assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add additional agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

f.	Register. Administrative Agent, acting solely for this purpose as an agent of the Sellers, shall maintain at one of its offices in the United States a copy of each assignment and acceptance executed or delivered to it and a register for the recordation of the names and addresses of the assignees under each assignment and acceptance and the percentage or portion of such rights and obligations owing to, each such assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Sellers, the Administrative Agent and the assignees under any assignment and acceptance may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Repurchase Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Agent and any assignee under an assignment and acceptance, at any reasonable time and from time to time upon reasonable prior notice.

26.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Repurchase Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by the Sellers, and the Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

27.	BINDING EFFECT; GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

28.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

THE BUYER AND EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

a.	SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER PROGRAM DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

b.	CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

c.	AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER SECTION 21 HEREOF; AND

d.	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

THE BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

29.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.	INTENT

a.	Intent. The Sellers and the Administrative Agent recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Mortgage Loans subject to such Transaction or the term of the Transaction would render such definition inapplicable) and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

b.	Right to Liquidate. It is understood that the Administrative Agent’s right to liquidate the Purchased Assets delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate the Transactions as described in Sections 555 and 559 of Title 11 of the USC.

c.	Insured Depository Institution. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.	Netting Contract. It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 as amended (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.	Repurchase Agreement. This Repurchase Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and 559 under the Bankruptcy Code.

31.	CONFIDENTIALITY

a.	General. The Administrative Agent, the Buyers and the Sellers each hereby acknowledge and agree that Confidential Information shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for disclosure: (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or other Requirement of Law, (d) in connection with the exercise of any remedies hereunder or under any other Program Document or any action or proceeding relating to any Program Document or the enforcement of rights hereunder or thereunder, (e) subject to any agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or participant, or any prospective assignee of or participant in, any of Administrative Agent’s or any Buyer’s rights or obligations under this Repurchase Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Sellers and their obligations, or (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Buyer or its Affiliates on a nonconfidential basis from a source other then the Sellers.

b.	Confidential Information. For purposes of this Section, “Confidential Information” means (A) the terms of the Program Documents and (B) all information received by the Administrative Agent or any Buyer from the Sellers or from the Administrative Agent or any of the Sellers’ Subsidiaries relating to the Sellers or any of their Subsidiaries or any of their respective businesses pursuant to this Agreement in accordance with the delivery requirements of the Program Documents, other than any such information that is available to the Administrative Agent or such Buyer on a nonconfidential basis prior to disclosure by the Sellers or any of their Subsidiaries Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

c.	Disclosure. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to the Administrative Agent or any Buyer or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent or such Buyer.

32.	DUE DILIGENCE

a.

Due Diligence Review. The Sellers acknowledge that the Administrative Agent and the Buyers have the right to perform continuing due diligence reviews with respect to the Mortgage Loans, and the Sellers, the Servicer and the Custodian, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, reviewing each such entity’s corporate and credit information in a manner customary for transactions of this type or otherwise, and the Sellers agree that upon reasonable prior notice unless a Default or Event of Default shall have occurred, in which case no notice is required, to the Sellers, the Administrative Agent, the Buyers or their respective authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Loan Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans or to the Sellers or the Servicer in the possession or under the control of the Sellers, the Servicer and/or the Custodian. The Sellers also shall make available to the Administrative Agent and the Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Loan Files and the Mortgage Loans or to the Sellers or the Servicer. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to the Administrative Agent in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties otherwise re-generating the information used to originate such Mortgage Loan. The

Administrative Agent and the Buyers may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with the Administrative Agent, the Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Administrative Agent, the Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers or their agents.

b.	Expenses. The Sellers further agree that the Sellers shall pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Buyers in connection with the Administrative Agent’s and the Buyers’ activities pursuant to this Section 32 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap per calendar year unless a Default or Event of Default shall have occurred, in which event the Administrative Agent and the Buyers shall have the right to perform due diligence, at the sole expense of the Sellers without regard to the dollar limitation set forth herein.

33.	TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the Sellers that is secured by the Purchased Assets and that the Purchased Assets are owned by the Sellers in the absence of an Event of Default by the Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

34.	RESERVED

35.	SET OFF

In addition to any rights and remedies of the Administrative Agent or any Buyer provided by law, the Administrative Agent and the Buyers shall each have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Buyers, their respective Affiliates or any branch or agency thereof to or for the credit or the account of the Sellers. The Administrative Agent agrees promptly to notify the Sellers after any such set-off and application made by the Administrative Agent, the Buyers or their Affiliates; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

36.	RELIANCE

With respect to any Transaction, the Administrative Agent may conclusively rely upon, and shall incur no liability to the Sellers in acting upon, any request or other communication that the Administrative Agent reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Sellers’ behalf.

37.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

a.	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 as amended (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 as amended (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

b.	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

38.	NETTING

If the Administrative Agent and the Sellers are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

a.	All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

b.	The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Non-Defaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Non-Defaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

39.	ACKNOWLEDGMENT OF ANTI-PREDATORY LENDING POLICIES

The Administrative Agent and each Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

40.	MISCELLANEOUS

a.	Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

b.	Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

c.	Acknowledgment. The Sellers hereby acknowledge that:

(i)	it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Program Documents;

(ii)	this Repurchase Agreement and each other Program Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof;

(iii)	none of the Administrative Agent or the Buyers has any fiduciary relationship to the Sellers; and

(iv)	no joint venture exists between the Administrative Agent or any Buyer and the Sellers.

41.	SUCCESSOR ADMINISTRATIVE AGENT

a.

Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time by giving notice thereof to the Buyers and the Sellers. Upon any such resignation, the Buyers shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been appointed by the Buyers and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Buyers, appoint a successor Administrative Agent which shall be organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $100,000,000. If within 45 days after written notice is given by the retiring Administrative Agent’s resignation no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day the Buyers shall thereafter perform all duties and obligations of the retiring Administrative Agent under the Program Documents until such time, if any, as the Buyers appoint a successor Administrative Agent. Upon acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Program Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 41 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

42.	NO PROCEEDINGS.

Each of the Administrative Agent, the Sellers and the Buyers hereby agrees that it will not institute against, or join any other Person in instituting against any Buyer that is a special purpose entity formed for the purpose of issuing asset-backed commercial paper or any successor or assignee of the Buyer, any proceedings of the type referred to in the definition of “Insolvency Event” hereunder until one year and one day shall have elapsed since the last day on which any commercial paper issued by such Buyer remains outstanding.

43.	JOINT AND SEVERAL.

Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all Obligations of the Sellers under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against a Seller, Administrative Agent may, but shall be under no obligation to, pursue such rights and remedies hereunder against a Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent against such Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers and the Administrative Agent have caused their names to be signed to this Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

BARCLAYS BANK PLC, as the Administrative Agent

By:	/s/ Jeffrey Goldberg
Name:	Jeffrey Goldberg
Title:	Associate Director

AMERICAN HOME MORTGAGE ACCEPTANCE, INC., as Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE CORP., as Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE INVESTMENT CORP., as Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

AMERICAN HOME MORTGAGE SERVICING, INC., as Seller

By:	/s/ Alan B. Horn
Name:	Alan B. Horn
Title:	Executive Vice President General Counsel & Secretary

BARCLAYS BANK PLC, as a Buyer

By:	/s/ David Lister
Name:	David Lister
Title:	Director

SHEFFIELD RECEIVABLES CORPORATION, as a Buyer

by BARCLAYS BANK PLC as attorney-in-fact

By:	/s/ David Lister
Name:	David Lister
Title:	Director

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: RESIDENTIAL MORTGAGE LOANS

The Sellers hereby represent and warrant to the Administrative Agent, the following, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Assets by the Administrative Agent from the Sellers and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Program Documents and any Transaction hereunder is in full force and effect, except with respect to any Repurchased Mortgage Loan in which the claimed breach of the representation or warranty is expressly identified to the Administrative Agent in writing pursuant to clause (b) of the definition of Repurchased Mortgage Loan. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Sellers’ knowledge, if it is discovered by the Sellers or the Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding the Sellers’ lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

a.	Mortgage Loans as Described. The information set forth on the Asset Schedule with respect to each Mortgage Loan is true and correct in all material respects;

b.	Good Title. The applicable Seller has good title to and is the sole owner of each Mortgage and Mortgage Note relating to the Mortgage Loans, and is conveying the same free and clear of any and all liens, claims, encumbrances, pledges, charges or security interests of any nature, the related Mortgage Note and the Mortgage were not subject to any pledge or assignment, and such Seller has full legal authority to sell and assign the Mortgage Loans pursuant to this Agreement;

c.	No Release. No default, release or waiver exists under the mortgage documents, and no modifications to the mortgage documents have been made that have not been disclosed in writing;

d.	No Outstanding Charges. There is no monetary default existing under any Mortgage or the related Mortgage Note; neither Seller, any of its Affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration with respect thereto; and no foreclosure action is threatened or has been commenced with respect to such Mortgage Loan;

e.	Underwriting. Each Mortgage Loan was underwritten in accordance with the Underwriting and Origination Guidelines. No Seller has any knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in the Mortgage Loan that such Mortgage Loan would not be paid in full when due;

SCHEDULE 1-1

f.	No Adverse Selection. No selection procedures reasonably believed by a Seller to be adverse to the interest of the Administrative Agent or the Buyers have been used in selecting the Mortgage Loans;

g.	Valid Lien. Each Mortgage is a valid and enforceable first or second lien on the Mortgaged Property securing the related Mortgage Note subject only to (1) the lien of nondelinquent current real property taxes and assessments, (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan, (3) with respect to each second lien mortgage, the first or senior lien on the related Mortgaged Property, and (4) other matters to which like properties are commonly subject that do not materially interfere with the benefits of the security intended to be provided by such Mortgage.

h.	No Mechanic’s Lien. There is no mechanic’s lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are fully insured against by a title insurance policy included in the Mortgage Loan File;

i.	No Delinquent Assessments. There is no delinquent tax or assessment lien against the Mortgaged Property subject to any Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

j.	No Defenses. There is no valid offset, defense or counterclaim of any obligor under any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

k.	No Damage. Except to the extent insurance is in place which will cover such damage, the physical property subject to any Mortgage is free of material damage and is in good repair, and there is no proceeding pending or, to the best of either Sellers’ knowledge, threatened, for the total or partial condemnation of any Mortgaged Property;

l.	No Violations. Neither any improvement located on or being part of the Mortgaged Property, nor the Mortgaged Property itself, is in violation of any applicable zoning law or regulation, or subdivision law or ordinance;

m.	Properly Serviced. Each Mortgage Loan has been serviced since origination in accordance with Acceptable Servicing Practices and in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

SCHEDULE 1-2

n.	No Alteration. The terms of the Mortgage Note or Mortgage have not been impaired, altered or modified in any material respect, except that a Mortgage Loan may have been modified by a written instrument which has been recorded, if necessary to protect the interests of the owner of such Mortgage Loan or the Notes and which has been delivered to the Custodian or such other Person as the Administrative Agent shall designate;

o.	Title Insurance. A lender’s policy of title insurance (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, which policy insures the applicable Seller and successor owners of indebtedness secured by the insured Mortgage as to the first lien priority (with respect to first lien Mortgage Loans) or second liens priority (with respect to Second Lien Mortgage Loans) of the Mortgage Loan subject to the standard exceptions set forth therein, together with a condominium endorsement and extended coverage endorsement, if applicable, and an 8.1 ALTA environmental endorsement or equivalent endorsement in an amount at least equal to the original principal balance of each such Mortgage Loan or a commitment binder, commitment to issue the same or preliminary policy affirmatively insuring ingress and egress and insuring against encroachments by or upon the Mortgaged Property on the standard ALTA form, was effective on the date of the origination of each Mortgage Loan, and each such policy is valid and remains in full force and effect;

p.	Appraisal. At the time of origination, each Mortgaged Property was the subject of an appraisal on Form 1004 or Form 2055 with an interior inspection which conformed to the Underwriting and Origination Guidelines;

q.	Flood Insurance. If for any Mortgage Loan the related Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis and (C) the maximum amount of coverage that is available under federal law; the Mortgage obligates the Mortgagor thereunder to maintain all such insurance, including flood insurance, at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

r.	Hazard Insurance. The improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy which policy provides for fire extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located representing coverage in an amount not less than the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan and (B) the outstanding principal balance of the related Mortgage Loan, but in no event an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder;

SCHEDULE 1-3

s.	Leaseholds. With respect to each Mortgage Loan secured by a leasehold estate:

(i)	The leasehold created by direct lease of the freehold estate, the ground lease or memorandum thereof has been recorded, and by its terms permits the leasehold estate to be mortgaged. The ground lease grants any leasehold mortgagee standard protections necessary to protect the security of a leasehold mortgagee including the right of the leasehold mortgagee to receive notice of the lessee’s default under the ground lease; the right of the leasehold mortgagee, with adequate time, to cure such default; and, in the case of incurable defaults of the lessee, the right of the leasehold mortgagee to enter into a new ground lease with the lessor on terms financially identical and otherwise substantially identical to the existing ground lease;

(ii)	The ground lease was made at the origination of the Mortgage Loan, and is in full force and effect without any outstanding defaults, and was and is not subject to liens and encumbrances;

(iii)	The ground lease has an original term which extends not less than ten (10) years beyond the term of the Mortgage; and

(iv)	The fee estate of the lessor under the ground lease is encumbered by the ground lease, and any lien of any present or future fee mortgagee is and will be subject to and subordinate to the ground lease. The foreclosure of the fee mortgage will not terminate the leasehold estate or the rights of the sub tenants, and the fee mortgage is subject to the ground lease;

t.	Recordable Mortgage. Except with respect to Mortgage Loans registered with MERS, each of the Mortgage and the assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

u.	Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified a Seller, and no Seller has any knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

v.	No Reverse Mortgage Loans/Buy Downs. None of the Mortgage Loans are reverse mortgage loans, graduated payment mortgage loans or growth equity mortgage loans. Other than Option ARM Mortgage Loans, none of the Mortgage Loans provide for deferred interest or negative amortization. None of the Mortgage Loans are “buy down” mortgage loans;

w.	Protection of Buyers. The terms of the related Mortgage Note and the related Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (x) if required by law in the jurisdiction where the Mortgaged Property is located, or (y) to protect the interests of the Administrative Agent on behalf of the Buyers;

SCHEDULE 1-4

x.	No Solicitation. No Seller has advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage;

y.	Assumability. With respect to each Mortgage Loan, either (i) the Mortgage Loan is assumable pursuant to the terms of the Mortgage Note, or (ii) the Mortgage Loan contains a customary provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

z.	Compliance with Law. Each Mortgage Loan complies with applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act (“TILA”), disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws or regulations;

aa.	No High Cost Loans. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory”, “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other applicable state, federal or local law including, but not limited to, the District of Columbia and the States of Georgia, New York, North Carolina, Arkansas, Maine, Nevada, Florida, Kentucky or New Mexico or (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a “High Cost Home Loan” under the Act;

bb.	No Covered Loans. No loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, Version 5.6c Revised (or the then current version), Appendix E, attached hereto as Exhibit 3 and no mortgage loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

SCHEDULE 1-5

cc.	Illinois Interest Act. None of the Mortgage Loans that are secured by property located in Illinois are in violation of the provisions of the Illinois Interest Act;

dd.	Borrower Credit Files. The servicer for each Mortgage Loan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

ee.	Anti-Money Laundering. Each Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); to the extent required to comply with the Anti-Money Laundering Laws, as of the Closing Date, each Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

ff.	Prepayment penalty. Each prepayment penalty is permissible and enforceable in accordance with its terms upon the mortgagor’s full and voluntary principal prepayment under applicable law, except to the extent that: (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights; (2) the collectibility thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment; or (3) subsequent changes in applicable law may limit or prohibit enforceability thereof under applicable law;

gg.	Compliance of Mortgage Loans. Each mortgage loan and prepayment penalty associated with the mortgage loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

hh.	Payments Current. Other than Delinquent Mortgage Loans and Repurchased Mortgage Loans, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan . With respect to Delinquent Mortgage Loans no payment required under the Mortgage Loan is 90 days or more delinquent nor has any payment under the Mortgage Loan been 90 days or more delinquent at any time since the origination of the Mortgage Loan. Other than Delinquent Mortgage Loans and Repurchased Mortgage Loans, no Mortgage Loan has a First Payment Default;

SCHEDULE 1-6

ii.	Status. Other than the Mortgaged Properties related to Non-performing Mortgage Loans, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws;

jj.	Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Asset Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a Co-op Unit and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home. The Mortgaged Property is not raw land. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

kk.	CLTV, LTV, PMI Policy. No Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. The LTV of the Mortgage Loan either is not more than 80% or the excess over 80% of the Appraised Value is and will be insured as to payment defaults by a PMI Policy until the LTV of such Mortgage Loan is reduced to 80%. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the Asset Schedule is net of any such insurance premium;

ll.

Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Other than with respect to an Option ARM Mortgage Loan, no Mortgage Loan contains terms or provisions which would result in negative amortization. For any

SCHEDULE 1-7

Option ARM Mortgage Loan, the maximum negative amortization cap on such Mortgage Loan is 125%. Other than Option ARM Mortgage Loans and HELOCs, principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap are as set forth on the Asset Schedule. Other than with respect to an Option ARM Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest (other than interest only Mortgage Loans for which the Mortgage Note may provide for monthly installments of interest only for a period of up to 180 months following origination), which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than forty years from commencement of amortization. Each Mortgage Loan has an original term to maturity of less than forty years. Other than an Option ARM Mortgage Loan, no Mortgage Loan is a Balloon Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the index (which such index may be one year LIBOR, six month LIBOR, one month LIBOR, twelve month Monthly Treasury Average, or the Cost of Funds Index) plus the gross margin (rounded up or down to the nearest ..125% or as provided by the related Mortgage Note), subject to the Mortgage Interest Rate Cap. Unless otherwise specified, the Mortgage Loan is payable on the first day of each month. There are no convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

mm.	Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage and Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property or, with respect to Co-Op Loans, Co-op Shares of the subject Co-op Project and in the tenant’s rights in the Proprietary Lease relating to such Co-op Shares of the benefits of the security provided thereby including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Except for Co-op Loans, upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

nn.	FICO Scores. Each Mortgage Loan has a non-zero FICO score. No Mortgage Loan that is a first lien mortgage loan has a Mortgagor with a FICO score of less than 525. No Mortgage Loan that is a second lien mortgage loan has a Mortgagor with a FICO score of less than 625;

SCHEDULE 1-8

oo.	Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the originator or any Affiliate of the originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending Affiliate of the originator, the originator referred the related Mortgagor’s application to such Affiliate for underwriting consideration;

pp.	Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

qq.	Outstanding Balance. As of the Purchase Date, the Mortgage Loan has an outstanding principal balance of at least $25,000 but not greater than $6,500,000;

rr.	Origination Date. The origination date of each Mortgage Loan is no earlier than one hundred and eighty (180) days prior to the related Purchase Date;

ss.	No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. No Seller has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has any Seller waived any default resulting from any action or inaction by the Mortgagor;

tt.

Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be

SCHEDULE 1-9

stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan;

uu.	Full Disbursement of Proceeds. Except with respect to HELOCs, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefore have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

vv.	No Defaults. Other than payments due but not yet 30 days or more delinquent, or payments due, with respect to any Delinquent Mortgage Loan or Repurchased Mortgage Loan, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

ww.

Payment Provisions. Payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. The Mortgage Note is payable each month in Monthly Payments, which, in the case of a fixed rate Mortgage Loan other than balloon loans or thirty (30) or forty (40) year Mortgage Loans, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and, in the case of an adjustable rate Mortgage Loan, are changed on each Interest Rate Adjustment Date (other than with respect to Option ARM Mortgage Loans and HELOCs), and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. Other than with respect to Option ARM Mortgage Loans and Interest Only

SCHEDULE 1-10

Loans, the Mortgage Note does not permit negative amortization. There are no convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

xx.	No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

yy.	Value of Mortgaged Property. Neither Seller has any knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by any Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

zz.	Tax Service Contract; Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to the Administrative Agent;

aaa.	Qualified Mortgage. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code. Each Seller represents and warrants that, either as of the date of origination or the Purchase Date, the fair market value of the property securing each Mortgage Loan was not less than 80% of the “adjusted issue price” (within the meaning of the REMIC Provisions) of such Mortgage Loan;

bbb.	First Lien Consent. With respect to each Mortgage Loan which is a second lien, either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File;

ccc.	United States. Each Mortgage Loan is secured by property located in the United States of America, and the related Mortgage Note is payable in United States dollars, and the related Mortgagor is a resident of the United States;

ddd.	No Prior Offer. The Mortgage Loan has not previously been refused for purchase by another lender or repurchase counterparty;

eee.	Delivery of Mortgage Documents. Except with respect to each Wet Funded Mortgage Loan, the Mortgage Note, the Mortgage, the assignment of Mortgage and any other documents required to be delivered under the Custody Agreement

SCHEDULE 1-11

for each Mortgage Loan have been delivered to the Custodian. The Sellers are in possession of a complete, true and accurate Mortgage File in compliance with the Custody Agreement hereto, except for such documents the originals of which have been delivered to the Custodian;

fff.	No Defense to Insurance Coverage. The Sellers have caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Administrative Agent in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Administrative Agent. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to the Sellers on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of a Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay;

ggg.	Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state, or (E) exempt from qualification. The Mortgage Loan has been originated by Originator, and, if applicable, purchased by the applicable Seller or its subsidiary from an Originator duly licensed and validly authorized under applicable law to originate mortgage loans in the related jurisdiction;

hhh.	Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Administrative Agent) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Originators, or is in the process of being recorded; and

SCHEDULE 1-12

iii. Revolving Period. Each HELOC provides for an initial period (the “Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”) which is not in excess of 120 months. As of the Purchase Date no HELOC was in its Repayment Period. The Mortgage Interest Rate on each Mortgage Loan adjusts periodically in accordance with the Credit Line Agreement to equal the sum of the index and the related gross margin. On each Adjustment Date the related Seller has made interest rate adjustments on the Mortgage Loan which are in compliance with the related Mortgage and Mortgage Note and applicable law.

SCHEDULE 1-13